Richmont Mines Inc. 1 Place-Ville-Marie Suite 2130, Montreal, QC H3B 2C6, CANADA Tel.: (514) 397-1410 Fax: (514) 397-8620 www.richmont-mines.com

NEWS RELEASE

RICHMONT MINES INC. ANNOUNCES A REVISED OFFERING
OF $7.5 MILLION FLOW-THROUGH COMMON SHARES

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

MONTREAL, November 18, 2005 - Richmont Mines Inc. (TSX: RIC; AMEX: RIC) is pleased to announce that it has entered into a revised agreement with a syndicate of underwriters pursuant to which the underwriters have agreed to purchase 1,500,000 flow-through common shares, at a price of CAN$5.00 per flow-through share, for aggregate gross proceeds to Richmont of CAN$7.5 million. The underwriters will receive a commission in connection with the offering equal to 6% of the gross proceeds raised pursuant to the offering and they will also be granted a non-transferable option to acquire common shares in the amount that is equal to 6% of the number of flow-through shares sold pursuant to the offering. The option shall entitle the holder to acquire one common share at an exercise price of CAN$5.00 up to 12 months from Closing. The offering is scheduled to close on or about December 5, 2005 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals including the approval of the TSX and AMEX. The securities issued pursuant to the offering shall be subject to a four month hold period in accordance with applicable Canadian securities laws.

The proceeds raised from the offering shall principally be used by Richmont Mines for exploration at the Island Gold project. Richmont Mines will cause an amount equal to the aggregate flow-through share proceeds from the offering to be expended on Canadian exploration expenses, which will qualify as "flow-through mining expenditures" within the meaning of the Income Tax Act (Canada).

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and include Richmont Mines' proposed private placement of flow-through shares, use of proceeds from the offering, the expected closing date of the Offering and the planned use of proceeds for the Island Gold project. These forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements, including, without limitation: possible delays in closing the offering; the need to satisfy conditions precedent to closing; the underwriters completion of satisfactory due diligence; fluctuations in gold prices; changes in planned work resulting from weather, logistical, technical or other factors that may delay exploration at the Island Gold project; the possibility that the required stock exchange or other regulatory approvals may not be obtained for the offering; the possibility that the underwriters will not exercise their option to increase the size of the offering; and other risks and uncertainties, including those described in this press release and Richmont Mines' Annual Report on Form 40-F for the year ended December 31, 2004 and Reports on Form 6-K filed with the Securities and Exchange Commission. Forward-looking statements are based on the beliefs, estimates and opinions of management on the date the statements are made. Richmont Mines undertakes no obligation to update these forward-looking statements, management's beliefs, estimates or opinions, or other factors, should they change.

Fore more information, contact:
Julie Normandeau	Telephone: (514) 397-1410
Investor Relations	Fax: (514) 397-8620
Trading symbol: RIC	Listings: Toronto - Amex
Web site: www.richmont-mines.com